UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 8, 2012

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

(760) 431-9286

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On May 8, 2012, Alphatec Holdings, Inc. (“we” or “us”) entered into an equity line of credit arrangement with Eclipse Advisors, LLC, or Eclipse. Specifically, we entered into an Investment Agreement, or the Investment Agreement, which provides that, upon the terms and subject to the conditions set forth therein, Eclipse is committed to purchase up to $25 million worth of shares of our common stock over the 24-month term of the Investment Agreement; provided, however, that we may not sell more than that number of shares of common stock that would require us to obtain stockholder approval under any applicable rule or regulation of the principal trading exchange or market for the common stock, including NASDAQ Listing Rule 5635, without first obtaining such stockholder approval. From time to time over the term of the Investment Agreement, and at our sole discretion, we may present Eclipse with put notices, or put notices, to purchase our common stock in two tranches over a 31-day period, or the put period, with each put period subject to being reduced by us based on a minimum threshold price of our common stock during the put period. We are able to present Eclipse with only one put notice per put period.

Once presented with a put notice, Eclipse is required to purchase: (i) 50% of the dollar amount of the shares specified in the put notice on the 16th day after the date of the put notice; and (ii) 50% of the dollar amount of the shares specified in the put notice on the 31st day after the date of the put notice. The price per share for the sale of such common stock for each of the two closings in a put period shall be 90% of the volume weighted average price for our common stock over the trading days that exist during the 15 days prior to such closing date. If the daily volume weighted average price of our common stock falls below a threshold price established by us on any trading day during a put period, we have the right to send a cancellation notice to Eclipse, which will reduce our obligation to sell the shares to Eclipse to no greater than 50% of the dollar amount set forth in the put notice.

Upon execution of the Investment Agreement and as provided for therein, we issued Eclipse 231,045 shares of common stock representing a $500,000 commitment fee (the “Commitment Shares”) determined by dividing $500,000 by the volume weighted average price for our common stock for the five trading days preceding the effective date of the Investment Agreement.

In addition to our issuance of shares of common stock to Eclipse pursuant to the Investment Agreement, including the Commitment Shares, our Registration Statement on Form S-3 (File No. 333-164891) also covers the resale of those shares from time to time by Eclipse to the public. Eclipse is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We have agreed to indemnify and hold harmless Eclipse, its affiliates, employees, representatives and advisors and each person who controls Eclipse against certain liabilities, including certain liabilities related to violations of securities laws and rules and regulations of The NASDAQ Global Select Market. We have agreed to pay $25,000 of Eclipse’s reasonable attorneys’ fees and expenses incurred by Eclipse in connection with the preparation, negotiation, execution and delivery of the Investment Agreement and related transaction documentation and legal due diligence. Further, if we issue a put notice and fail to deliver the shares to Eclipse on the applicable settlement date, and such failure continues for ten trading days, we have agreed to pay Eclipse liquidated damages in cash or restricted shares of our common stock, at Eclipse’s option.

Eclipse has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities, including, among other things, certain liabilities under the Securities Act based upon written information furnished by Eclipse to us for inclusion in a prospectus or prospectus supplement related to this transaction.

The foregoing description of the material terms of the Investment Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Investment Agreement, which we is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Investment Agreement by and between Alphatec Holdings, Inc. and Eclipse Advisors, LLC, dated May 8, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: May 8, 2012	/S/ EBUN S. GARNER, ESQ.
Ebun S. Garner, Esq. General Counsel and Senior Vice President